Exhibit 99.1

xG Technology Closes $3,200,005

Registered Direct Offering and Concurrent Private Placement

SARASOTA, Florida, August 18, 2017 – xG® Technology, Inc. (“xG”, “xG Technology”, or the “Company”) (Nasdaq: XGTI, XGTIW), a leading provider of wireless video solutions to broadcast, law enforcement and defense markets, and private mobile broadband networks for critical communications, today announced the closing of its previously announced registered direct offering of 1,560,978 shares of its common stock at a an offering price of $2.05 per share and its concurrent private placement of common stock purchase warrants (the “Warrants”) to purchase 780,489 shares of common stock. The Warrants have a per share exercise price of $2.50, are exercisable immediately and will expire five (5) years from the date of issuance.

Gross proceeds to xG from these offerings are approximately $3,200,000, before deducting placement agent fees and other estimated offering expenses.

The Company intends to use the net proceeds from these offerings for working capital and other general corporate purposes.

Aegis Capital Corp. acted as the sole placement agent in connection with these offerings. Maxim Group LLC served as a financial advisor to xG.

The Shares were offered by the Company pursuant to a registration statement (File No. 333-197820) filed with the Securities and Exchange Commission (the “SEC”) that was declared effective on August 21, 2014, as supplemented by the prospectus supplement dated August 15, 2017, and filed with the SEC on August 17, 2017. The registration statement and prospectus are available on the SEC’s website located at http://www.sec.gov/. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

The Warrants were offered pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder. Such Warrants and the common shares issuable upon exercise of such Warrants have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About xG Technology, Inc.

xG Technology’s brands provide wireless video solutions to broadcast, law enforcement and defense markets, and private mobile broadband networks for use in challenging environments. xG’s brand portfolio includes Integrated Microwave Technologies (IMT), Vislink, and xMax.

IMT has pioneered advanced digital microwave systems and is a trusted supplier to broadcast, sports and entertainment, and MAG (Military, Aerospace & Government) markets. Their products are recognized for their high level of performance, reliability, build quality, extended operating ranges and compact form factors. More information about IMT can be found at www.imt-solutions.com. Vislink specializes in the wireless capture, delivery and management of secure, high-quality, live video, and serves broadcast & media and public safety & surveillance markets. More information about Vislink can be found at http://www.vislink.com/.

xMax is a secure, rapid-deploy mobile broadband system that delivers mission-assured wireless connectivity in demanding operating environments. It was designed to serve as an expeditionary and critical communications network for use in unpredictable scenarios and during fluid situations, making it ideal for disaster response, emergency communications, and defense applications. More information about xMax can be found at http://www.xgtechnology.com/system-overview/. In addition to the above business lines, xG has a dedicated Federal Sector Group (xG Federal) focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations. Additional information about xG Federal can be found at http://www.xgtechnology.com/technology/xg-federal/.

Based in Sarasota, Florida, xG Technology has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties and regarding the closing of the offering and anticipated use of proceeds. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

FOR MORE INFORMATION

xG Technology:
Daniel Carpini
941-953-9035
daniel.carpini@xgtechnology.com